BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JANUARY 26, 2017

1.            Date, Time and Place: Held on January 26, 2017, at 15:00 hours, in the office of BRF S.A. (“Company”), located at Rua Hungria, Nº 1.400, 5th floor, Room 5F, in São Paulo City, São Paulo state.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The summons was duly made within the terms of article 21 of the Company Bylaws, with the presence of all members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Henri Philippe Reichstul, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: (i) Signing of the Contractual Amendment for the Provision of Industrial Services – União Avícola; (ii) Signing of the Contract for the Acquisition of Methionine – Adisseo and (iii) Signing of the Contract for the Supply of Soy Bran – Bunge.

5.           Resolutions: The members of the Board of Directors, unanimously and without any reservations, made the following resolutions:

5.1      Signing of the Contractual Amendment for the Provision of Industrial Services – União Avícola. In line with what is stated in article 23 (xxxvi) of the Bylaws and with the recommendation of the Finance, Governance and Sustainability Committee, approved the signing of the contractual amendment for the provision of industrial services with União Avícola Agroindustrial Ltda., related to the slaughter of chicken and breeding stock, in the approximate amount of R$64,000,000.00 (sixty-four million Reais).

5.2      Signing of the Contract for the Acquisition of Methionine – Adisseo. In line with what is stated in article 23 (xxxvi) of the Bylaws and with the recommendation of the Finance, Governance and Sustainability Committee, approved the signing of the contract for the acquisition of methionine with Adisseo France S. A. S., in the approximate amount equivalent to US$16,200,000.00 (sixteen million, two hundred thousand US dollars).

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JANUARY 26, 2017

5.3      Signing of the Contract for the Supply of Soy Bran – Bunge. In line with what is stated in article 23 (xxxvi) of the Bylaws and with the recommendation of the Finance, Governance and Sustainability Committee, approved the signing of the contract for the supply of soy brand with Bunge Alimentos S.A., in the approximate amount of R$910,000,000.00 (nine hundred and ten million Reais), as well as the ratification of the respective negotiations.

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

6.           Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 121 to 123 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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